Exhibit 4.4

Execution Version

TENTH AMENDMENT

TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.

This Tenth Amendment (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P. dated June 2, 2015 (the “Partnership Agreement”), is hereby entered into and effective as of September 12, 2023 (the “Effective Date”), by Global Net Lease, Inc., a Maryland corporation, as general partner (the “General Partner” or “GNL”) of Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Partnership” or “GNL OP”), for itself and on behalf of any limited partners of the Partnership. Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement, the REIT Merger Agreement (defined below), or Internalization Agreement (defined below) as applicable.

WHEREAS this Amendment is being adopted concurrently with the completion of the transactions set forth in (1) the Agreement and Plan of Merger, dated May 23, 2023 (the “REIT Merger Agreement”), by and among the General Partner, GNL OP, The Necessity Retail REIT, Inc., a Maryland corporation (“RTL”), The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”), Osmosis Sub I, LLC, a Maryland limited liability company and wholly-owned subsidiary of the General Partner (“REIT Merger Sub”) and Osmosis Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of GNL OP (“OP Merger Sub”), pursuant to which RTL merged with and into REIT Merger Sub with REIT Merger Sub being the surviving entity and a wholly-owned subsidiary of the General Partner (the “REIT Merger”), OP Merger Sub merged with and into RTL OP with RTL OP as the surviving entity (the “Partnership Merger”); and (2) the Agreement and Plan of Merger, agreement dated May 23, 2023 (the “Internalization Agreement”), by and among the General Partner, RTL, GNL OP, and RTL OP, and other parties thereto, entered into for the purposes of effecting an internalization of the advisory and property management functions of the General Partner, GNL OP RTL and RTL OP (collectively, the “Internalization” and, together with the REIT Merger and Partnership Merger, the “Transactions”); and

WHEREAS, after the REIT Merger, at the effective time of the Partnership Merger, and without any further action on the part of the General Partner, REIT Merger Sub, GNL OP, OP Merger Sub, RTL OP, or the holders of RTL Limited Common Units, GNL Limited Common Units or any limited liability company interests in the OP Merger Sub (i) all of the RTL Limited Partner Common Units held by those other than RTL OP and any RTL OP subsidiary were automatically converted into validly issued GNL Limited Partner Common Units in GNL OP (“New Parent LP Common Units”) in an amount equal to (x) one (1), multiplied by (y) the Common Exchange Ratio, subject to the treatment of fractional units as provided in the REIT Merger Agreement, (ii) each holder of New Parent LP Common Units was admitted as a limited partner of GNL OP in accordance with the terms of the GNL Partnership Agreement; and

WHEREAS, on September 12, 2023, in connection with the Transactions, the General Partner issued 7,933,711 shares of 7.50% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“Series D Preferred Stock”) and 4,595,175 shares of 7.375% Series E Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“Series E Preferred Stock”) and the General Partner, pursuant to Section 4.02(b) of the Partnership Agreement, is causing GNL OP to issue to the General Partner, the Series D Preferred Units and Series E Preferred Units (as hereinafter defined); and

WHEREAS, on September 12, 2023, in connection with the REIT Merger, the General Partner issued approximately 93 million shares of common stock, including shares issued in connection with the vesting of certain awards of restricted stock and the vesting of LTIP awards, and the General Partner, pursuant to Section 4.02(b) of the Partnership Agreement is causing GNL OP to issue to the General Partner, additional GNL Limited Partner Common Units; and

WHEREAS, on September 12, 2023, in connection with the Internalization, the General Partner issued 29,614,825 shares of common stock, and the General Partner, pursuant to Section 4.02(b) of the Partnership Agreement is causing GNL OP to issue to the General Partner, additional GNL Limited Partner Common Units; and

WHEREAS, on September 12,2023, the General Partner entered into a Contribution Agreement with its wholly- owned subsidiary, REIT Merger Sub, and pursuant to the agreement, assigned 89,783,255 GNL OP Units to REIT Merger Sub; and

WHEREAS, Section 4.02(a) of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or other special rights, powers, preferences and duties, including rights, preferences and duties senior and superior to the then-outstanding Partnership Units as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or other Person; and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Article 11 of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement in connection therewith; and

WHEREAS, the General Partner desires to revise and restate Schedule A to reflect the consummation of the Transactions and the contribution described herein on the ownership interest in the Partnership.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.	The Partnership Agreement is hereby amended by the addition of two new annexes thereto, entitled “Annex D” and “Annex E” in the forms attached hereto as Annex D and Annex E, which set forth the designations, distributions, preferences, conversion or other special rights, powers and duties of the Series D Preferred Units and Series E Preferred Units, respectively, which exhibits shall be attached to and made a part of, and shall be an exhibits to, the Partnership Agreement and, without any further action, provisions of the Partnership Agreement shall be deemed modified to effectuate such exhibits (i.e., Annex D and Annex E).

2.	Pursuant to Sections 4.02(a) and 4.02(b) of the Partnership Agreement, effective as of the applicable issuance date of any issuance of shares of Series D Preferred Stock by the General Partner, the Partnership will issue Series D Preferred Units to the General Partner in an amount that is reflected on Schedule A (attached hereto) to the Partnership Agreement, as such Schedule A may be amended or restated by the General Partner in its sole discretion from time to time to the extent necessary to reflect such issuances, but in no event shall the number of Series D Preferred Units issued pursuant to this Amendment exceed 7,933,711 or such greater number of shares of Series D Preferred Stock as may be hereafter authorized for issuance by the General Partner. The Series D Preferred Units have been created and are being issued in conjunction with the General Partner’s issuance of the Series D Preferred Stock, and as such, the Series D Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series D Preferred Stock, all such that the economic interests of the Series D Preferred Units and the Series D Preferred Stock are substantially similar, and the provisions, terms and conditions of this Amendment, including without limitation the attached Annex D, shall be interpreted in a fashion consistent with this intent.

3.	Pursuant to Sections 4.02(a) and 4.02(b) of the Partnership Agreement, effective as of the applicable issuance date of any issuance of shares of Series E Preferred Stock by the General Partner, the Partnership will issue Series E Preferred Units to the General Partner in an amount that is reflected on Schedule A (attached hereto) to the Partnership Agreement, as such Schedule A may be amended or restated by the General Partner in its sole discretion from time to time to the extent necessary to reflect such issuances, but in no event shall the number of Series E Preferred Units issued pursuant to this Amendment exceed 4,595,175 or such greater number of shares of Series E Preferred Stock as may be hereafter authorized for issuance by the General Partner. The Series E Preferred Units have been created and are being issued in conjunction with the General Partner’s issuance of the Series E Preferred Stock, and as such, the Series E Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series E Preferred Stock, all such that the economic interests of the Series E Preferred Units and the Series E Preferred Stock are substantially similar, and the provisions, terms and conditions of this Amendment, including without limitation the attached Annex E, shall be interpreted in a fashion consistent with this intent.

4.	Section 5.01 of the Partnership Agreement is hereby deleted in its entirety and replaced by Section 5.01 below:

5.01 Allocations.

(a)	Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in Sections 5.01(c) and 5.01(d), Net Income, Net Loss and, to the extent necessary and without duplication, individual items thereof, shall be allocated among the Partners in a manner such that the Capital Account of each Partner immediately after making such allocation, is, as nearly as possible, equal proportionately to (i) the distributions that would be made to such Partner pursuant to Section 5.06 if (A) the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, as determined in the reasonable discretion of the General Partner, (B) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and (C) the net assets of the Partnership were distributed in accordance with Section 5.06 to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets.

(b)	Reserved.

(c)	Special Allocations

i.            Special Allocations of Depreciation. Notwithstanding any other provisions of this Sections 5.01, after giving effect to the regulatory allocations in Section 5.01(d), but prior to any allocations under Sections 5.01(a), the Initial Limited Partner shall be entitled to allocations of Depreciation until the cumulative amount of Depreciation allocated to the Initial Limited Partner pursuant to this Section 5.01(c)(i) for all years equals $10,000,000; provided, that (A) the Initial Limited Partner shall notify the Partnership in writing, within fifteen (15) days after the end of the year to which the allocation of Depreciation relates, of the amount of Depreciation the Initial Limited Partner elects to have allocated to it for such year, (B) the amount of Depreciation the Initial Limited Partner may elect to be allocated pursuant to this Section 5.01(c)(i) for any year shall not exceed $10,000,000 minus the amount of Depreciation specially allocated pursuant to this Section 5.01(c)(i) (or the corresponding provision of the Amended and Restated Agreement) to the Initial Limited Partner for all prior years, and (C) if the amount of Depreciation the Partnership is able to allocate in a year is less than the amount the Initial Limited Partner has elected for such year, the Partnership shall notify the Initial limited partner as early as reasonably practicable but in no event later than five (5) days prior to the date it issues K-1’s for such year.

ii.           Special Allocations of Net Property Gain. Notwithstanding any other provisions of this Sections 5.01, after giving effect to the regulatory allocations in Section 5.01(d), but prior to any allocations under Section 5.01(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, shall be allocated to the Initial Limited Partner to the extent of the cumulative amount of Depreciation allocated to the Initial Limited Partner pursuant to Section 5.01(c)(i).

iii.          Special Allocations Regarding Preferred Units. Notwithstanding any other provisions of this Sections 5.01, after giving effect to the regulatory allocations in Section 5.01(d), but prior to any allocations under Section 5.01(a), a pro rata portion of Net Operating Income and Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Operating Income and Net Property Gain of the Partnership, shall be allocated to the General Partner in respect of the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units until they have been allocated such Net Operating Income and Net Property Gain equal to the excess of (A) the cumulative amount of distributions of Cash Available for Distribution the General Partner has received for all the current and prior taxable years or portions thereof with respect to the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units, over (B) the cumulative Net Operating Income and Net Property Gain allocated to the General Partner, pursuant to this Section 5.01(c)(iii) for all the current and prior taxable years or portions thereof.

iv.          Special Allocations Regarding Class B Units. Notwithstanding any other provisions of this Sections 5.01 (other than Section 5.01(c)(iii)), after giving effect to the regulatory allocations in Section 5.01(d) and the special allocations in Section 5.01(c)(i) and Section 5.01(c)(ii), but prior to any allocations under Section 5.01(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, shall be allocated to the Partners holding Class B Units until their Class B Economic Capital Account Balances are equal to (A) the OP Unit Economic Balance, multiplied by (B) the number of their Class B Units; provided, that no such Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, will be allocated with respect to any particular Class B Unit unless and to the extent that the OP Unit Economic Balance exceeds the OP Unit Economic Balance in existence at the time such Class B Unit was issued. Any allocations made pursuant to the first sentence of this Section 5.01(c)(iv) shall be made among the holders of Class B Units in proportion to the amounts required to be allocated to each under this Section 5.01(c)(iv). The parties agree that the intent of this Section 5.01(c)(iv) is to make the Capital Account balance associated with each Class B Unit to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this Section 5.01(c)(iv), has increased on a per-unit basis since the issuance of the relevant Class B Unit. To the extent Net Property Loss is allocated to Partners holding Class B Units pursuant to Section 5.01(a), such Net Property Loss shall be allocated among the Partners holding Class B Units in a manner that reverses the allocation of Net Property Gain to such Partner pursuant to this Section 5.01(c)(iv).

v.             Special Allocations Regarding the Special Limited Partner Interest. Notwithstanding any other provisions of this Sections 5.01 (other than Section 5.01(c)(iii)), after giving effect to the regulatory allocations in Section 5.01(d), and to the extent not previously allocated pursuant to Section 5.01(d)(ii), and the special allocations in Sections 5.01(c)(i), 5.01(c)(ii) and 5.01 (c)(iv), but prior to any allocations under Section 5.01(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership shall be allocated to the Special Limited Partner until the Special Limited Partner has received aggregate allocations of income for all fiscal years equal to the Listing Amount.

vi.            Special Allocations Regarding LTIP Units. Notwithstanding any other provisions of this Sections 5.01 (other than Section 5.01(c)(iv)), after giving effect to the regulatory allocations in Section 5.01(d) and the special allocations in Sections 5.01(c)(i), 5.01(c)(ii), 5.01(c)(iv) and 5.01(c)(v), but prior to any allocations under Section 5.01(a), Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, shall be allocated to the LTIP Unitholders until their LTIP Economic Capital Account Balances are equal to (i) the OP Unit Economic Balance, multiplied by (ii) the number of their LTIP Units; provided that no such Net Property Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain of the Partnership, will be allocated with respect to any particular LTIP Unit unless and to the extent that the OP Unit Economic Balance exceeds the OP Unit Economic Balance in existence at the time such LTIP Unit was issued. Any allocations made pursuant to the first sentence of this Section 5.01(c)(vi) shall be made first to the earliest issued LTIP Units. The parties agree that the intent of this Section 5.01(c)(vi) is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this Section 5.01(c)(vi), has increased on a per-unit basis since the issuance of the relevant LTIP Unit.

(d)	Regulatory Allocations. The following provisions are included to enable the Partnership to comply with the requirements of Section 1.704-1(b)(2)(iv) of the Regulations and shall be applied in the following order and interpreted accordingly.

i.	Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain determined in accordance with Section 1.704-2(g) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and (j)(2) of the Regulations. This Section 5.01(d)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.01(d)(i) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

ii.	Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to that Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This Section 5.01(d)(ii) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 5.01(d)(ii) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

iii.	Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This Section 5.01(d)(iii) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

iv.	Nonrecourse Deductions. Nonrecourse Deductions (as determined according to Sections 1.704- 2(b)(1) and (e) of the Regulations) for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

v.	Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt.

vi.	Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

vii.	Capital Account Deficits. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section 5.01(d)(vii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been made as if Section 5.01(d)(iii) and this Section 5.01(d)(vii) were not in this Agreement.

viii.	The allocations set forth in Section 5.01(d)(i) through (vii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 5.01. Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance that Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to the other provisions of Section 5.01. In exercising its discretion under this Section 5.01(d)(viii), the General Partner shall take into account future Regulatory Allocations under Section 5.01(d)(i) and (ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.01(d)(iv) and (v).

(e)	Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Net Income and Net Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners; provided, however, that the General Partner may apply a different method permitted under Section 706 of the Code. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Net Income and Net Loss between the transferor and the transferee Partner.

(f)	Tax Allocations.

i.	Items of Income or Loss. Except as is otherwise provided in this Section 5.01, an allocation of Net Income, Net Loss or any items thereof to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income or Net Loss.

ii.	Section 1245/1250 Recapture. Subject to Section 5.01(f)(iii) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code (“Affected Gain”), then such Affected Gain shall, to the extent possible, be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This Section 5.01(f)(ii) shall not alter the amount of Net Income (or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income, or Net Loss for such respective period.

iii.	Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s U.S. federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for U.S. federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder. The intent of this Section 5.01(f)(iii) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This Section 5.01(f)(iii) is to be interpreted consistently with such intent.

iv.	Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (within the meaning of Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income required to be allocated to such Partner pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to be able to allocate to each Partner nonrecourse liabilities equal to the Liability Shortfall, nonrecourse liabilities shall be allocated to each Partner in pro rata in accordance with each such Partner’s Liability Shortfall.

(g)	It is the intention of the parties hereunder that the aggregate Capital Account balance of the General Partner in respect of the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series A Preferred Units, Series B Preferred Units, Series D Preferred Units or Series E Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items or income and gain or deduction and loss shall first be allocated to the General Partner in respect of the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units in such amounts as is required to cause the General Partner’s adjusted Capital Account in respect of the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Section 1.704-1(b)(2)(ii)(c)(2) of the Regulations) to equal the amount the General Partner is entitled to receive pursuant to the provisions of this Agreement in respect to the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units.

(h)	Unless otherwise required by applicable law, any amount distributed to the General Partner in its capacity as the holder of Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units under Section 5.02 that exceeds the sum of (x) the cumulative Net Operating Income and Net Property Gain (and individual items of income and gain comprising Net Operating Income and Net Property Gain) allocated to the General Partner plus (y) the aggregate Capital Account balance of the General Partner, in each case, in respect of the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Series E Preferred Units, respectively, shall be treated as a guaranteed payment pursuant to Section 707(c) of the Code.

5.	Article V, Section 5.07(a) of the Partnership Agreement is hereby deleted in its entirety and replaced by Section 5.07(a), below:

(a) Reserved.

6.	Article V, Section 5.07(b) of the Partnership Agreement is hereby deleted in its entirety and replaced by Section 5.07(b), below:

(b) Notwithstanding anything to the contrary in this Agreement, it is the intent of the Partners (including the Special Limited Partner) that the allocation provisions of Section 5.01 produce (a) a final Capital Account balance of the General Partner in respect of (i) the Series A Preferred Units equal to the aggregate Series A Base Liquidation Preference, plus any accrued but unpaid Series A Preferred Return for each Series A Preferred Unit, (ii) the Series B Preferred Units equal to the aggregate Series B Base Liquidation Preference, plus any accrued but unpaid Series B Preferred Return for each Series B Preferred Unit, (iii) the Series D Preferred Units equal to the aggregate Series D Base Liquidation Preference, plus any accrued but unpaid Series D Preferred Return for each Series D Preferred Unit, and (iv) the Series E Preferred Units equal to the aggregate Series E Base Liquidation Preference, plus any accrued but unpaid Series E Preferred Return for each Series E Preferred Unit, and (b) final Capital Account balances of the Partners holding OP Units, Class B Units and/or LTIP Units with respect to such OP Units, Class B Units and/or LTIP Units equal to the amount such Partners would receive with respect to their OP Units, Class B Units and/or LTIP Units pursuant to Section 5.02(b). To the extent the allocation provisions of Section 5.01 would fail to produce such final Capital Account balances, (y) such provisions shall be amended by the General Partner if and to the extent necessary to produce such result and (z) Net Income, Net Loss, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership for prior open years shall be reallocated by the General Partner, in its sole and absolute discretion, among the Partners to the extent it is not possible to achieve such result with allocations of Net Income, Net Loss, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership for the current year and future years, and if necessary, as guaranteed payments as defined in Section 707(c) of the Code (unless the treatment of a portion of the return on the Series A Preferred Return, Series B Preferred Return, Series D Preferred Return, and Series E Preferred Return, as a guaranteed payment would cause the entire Series A Preferred Return, Series B Preferred Return, Series D Preferred Return, or Series E Preferred Return to be a guaranteed payment, in which case none of such return shall be so treated). This Section 5.07(b) shall control notwithstanding any reallocation or adjustment of taxable Net Income, Net Loss, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership by the IRS or any other taxing authority. The General Partner shall have the authority to amend this Agreement without the consent of the Limited Partners, as it reasonably considers advisable, to make the allocations and adjustments described in this Section 5.07(b).

7.	Schedule A is hereby revised and restated by replacing it in its entirety with Schedule A attached hereto.

8.	Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Tenth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P. as of the date first set forth above.

GENERAL PARTNER:
GLOBAL NET LEASE INC.

By:	/s/ James L. Nelson
Name: James L. Nelson
Title: Co-Chief Executive Officer

[Signature Page to Tenth Amendment To Second Amended and Restated Agreement of Limited Partnership]